SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

From time to time, Trian Fund Management, L.P. (“Trian”), in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), may publish the following material (the “Website Material”), or portions thereof, to its website, www.RestoretheMagic.com (the “Website”) to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages (the “Social Media Pages”) and various other social media channels relating to the Company, or otherwise disseminate the Website Material to the Company’s shareholders. Copies of the Website Material are filed herewith as Exhibit 1.

From time to time, Trian may publish the following post (the “Social Media Post”) to the Social Media Pages and various other social media channels relating to the Company, to the Website, or otherwise disseminate the Social Media Post to the Company’s shareholders. A copy of the Social Media Post is attached herewith as Exhibit 2.

Exhibit 1

Restore the Magic | Trian Partners

CLICK HERE TO HELP

Restore The Magic

at The Walt Disney Company

Trian believes Disney is the world's greatest entertainment company, BUT it hasn't performed for shareholders

We want this beloved company to live up to its potential for shareholders and generations of Disney fans.

The Trian Group beneficially owns a ~$3B stake and believes the board needs new, truly independent directors. Trian's board nominees, Nelson Peltz and Jay Rasulo, want to #RestoreTheMagic.

Disney Shareholders and Fans Not Feeling The Love

Trian loves Disney, but does Disney leadership love its shareholders and fans? Over the past decade, Disney's shareholders would've been much richer if they'd invested in the S&P 500 OR Disney's self-selected media peers instead. Trian's board nominees Nelson Peltz and Jay Rasulo want to help.

Total Shareholder Return (10-Year)

441%
208%
40%
Disney
S&P 500
Disney's Self-Selected Media Peers

Source 1 and 2

Disney's Relative Total Shareholder Return Performance

Trian believes that Disney's board needs highly qualified, truly independent directors whose interests align with shareholders. Join us as we work to #RestoreTheMagic.

About Nelson Peltz

About James A. ("Jay") Rasulo

About Trian

Trian Files Preliminary Proxy Statement For Disney's 2024 Annual Meeting, 1/18/24

Trian's Preliminary Proxy Statement, 1/18/24

Trian Nominates Two Candidates to The Walt Disney Company Board, 12/14/23

Trian Issues Statement Regarding The Walt Disney Company Board, 11/30/23

Put very simply, Trian intends to work with the Board to help drive Disney's *outperformance* with tangible targets, goals, and true *accountability*:

Acknowledged Issue	Disney's Current Path[5]	Trian's Goals & Initial Perspectives
Corporate Governance	Preserve as much of the status quo as possible by playing defense – evidenced by limited changes to compensation and succession processes	Adopt best-in-class governance; finally complete a successful CEO succession; and align management pay with performance
Streaming Profitability	"Focused on achieving significant and sustained profitability" – no guidance or tangible targets beyond breakeven	Target and achieve Netflix-like margins of 15-20% by FY 2027
Future of ESPN	"Building ESPN into the preeminent digital sports platform" – lacking a tangible business plan or defined cost to shareholders	Commit to a reasonable, defined payback period and return profile on ESPN Flagship DTC *and* communicate it in detail prior to launch
Studio Creativity	"Improving the output and economics of our film studios"	Board-led review of creative processes and structure to restore leadership accountability and reclaim #1 box office position w/ leading economics
Parks and Experiences Growth	"Strategically investing in our Experiences business to turbocharge growth"	Execute on a clear vision for Parks targeting at least high-single digit operating income growth to ensure adequate returns on ~$60bn of capex

Source 5

While Disney is Stuck in a Rut, Netflix Continues to Raise the Bar in Streaming

Netflix's impressive performance increasing operating margins more than 5x (from 4% in 2016 to 21% in 2023) and its ability to grow free cash flow (from negative $3.3B in 2019 to positive $6.9B in 2023) highlights the significant opportunity Disney has to improve its profitability

Netflix also guided to achieving 24% operating margins next year, which stands in stark contrast to Disney's goal of "breakeven" profitability next year, especially considering Disney's asset quality and significant revenue scale

Streaming Operating Margins in Context

Netflix Last Year:
Expanded Margins from 18% to 21%
Netflix's Current Goal:
Achieve Further Margin Expansion
Disney's Current Path:
No Tangible Targets Beyond Breakeven
Trian's Goal:
Target & Achieve Netflix-Like Margins by 2027
21%
24%
At a similar revenue scale, Netflix earned 13% - 18% Margins(2)
0%
15%–20%
Netflix in 2023
Netflix in 2024
Disney's Guidance by 2024
Trian's Goal for Disney by 2027
Revenue(1)
$34bn
~$38bn
~$23bn
~$30bn

Source 6

What do you think needs to be fixed at Disney?

Feel free to tell us anything else you'd like us to know!

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Exhibit 2

Restore The Magic
11 followers
Promoted

Despite their significant net worth, Disney's non-management directors collectively own less than $15M in #DIS stock. Trian, which beneficially owns a $3B stake, thinks shareholders need new, independent directors with real skin in the game. Learn more:

Trian Has Skin in the Game
RESTORE THE MAGIC
Value of Position in Disney
Aggregate Non-Management Directors
~$14M
Mr. Iger's Stock Ownership
~$19M
The Trian Group's Beneficial Ownership
$3B
Click here for more important information
Source: Represents market value of Disney shares held by all Disney non-management directors and Bob Iger, as applicable, as reported in the Company's 2024 Proxy Statement. Market value based on Disney's share price at close of business on January 3, 2024.

Trian: Disney's Non-Management Directors Hold Just A 0.008% Stake

restorethemagic.com

Learn more